CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 002-85030 of Nicholas II, Inc. on Form N-1A of our report dated November 21, 2008, relating to the financial statements and financial highlights of Nicholas II, Inc. appearing in the Annual Report on Form N-CSR of Nicholas II, Inc. for the year ended September 30, 2008, and to the references to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also a part of this Registration Statement.

DELOITTE & TOUCHE LLP

Milwaukee, WI April 30, 2009